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                                    FORM 8-A

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                For registration of certain classes of securities
                     Pursuant to section 12(b) or (g) of the
                       Securities and Exchange Act of 1934


                     LIFE ENERGY & TECHNOLOGY HOLDINGS INC.
             (Exact name of registrant as specified in its charter)


            Delaware                           11-29148441
   (State of Incorporation                    I.R.S. Employer
        or organization)                    Identification No.)


                  2005 Beechgrove Place, Utica, New York 13501
                  --------------------------------------------
               (Address of Principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

                                     (None)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:

                                (Not Applicable)







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                 Information required in registration statement

        Item 1. Description of Registrant's Securities to be Registered.

Common Stock.

         The Company is authorized to issue a total of 100,000,000 shares of common stock, par value $0.002 per share. The holders of the common stock (i) have equal and ratable rights to receive dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to the holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto); and (iv) are entitled to one non-cumulative vote per share on all matters that shareholders may vote at all meetings of shareholders. All shares of common stock now outstanding are fully paid and non-assessable.

         The holders of the Company's common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, in voting for the election of directors, can elect all of the directors to be elected, if they so choose, and in that event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Item 2. Exhibits

         The following Exhibits are enclosed with this Registration Statement:

         1. The last annual report of the Company on Form 10-KSB for the year ended May 31, 2000 filed on March 1, 2001 is hereby incorporated herein by reference.






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         2. Copies of the following current reports on Form 8-K and quarterly reports filed on Form 10-Q since the end of the Registrant's previous fiscal year are hereby incorporated by reference:

     (a)  Form 8-K filed on November 21, 2000
     (b)  Form 8-K filed on December 7, 2000
     (c)  Form 8-K filed on December 27, 2000
     (d)  Form 8-K filed on January 22, 2001
     (e)  Form 8-K filed on January 25, 2001
     (f)  Form 8-K filed on February 5, 2001
     (g)  Form 8-K filed on March 6, 2001
     (h)  From 8-K filed on May 4, 2001
     (i)  Form 8-K filed on May 15, 2001
     (j)  From 10-Q for the quarter ended August 31, 2000 filed on March 7,
          2001.
     (k) From 10-Q for the quarter ended November 30, 2000 filed on March 13, 2001.
     (l) From 10-Q for the quarter ended February 28, 2001 filed on April 23, 2001.


         3. Copies of the latest definitive proxy statement or information statement filed with the Securities and Exchange Commission: None







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                                    Signature


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  June 7,  2001
                              Life Energy & Technology Holdings Inc.


                              By: /s/ Anthony J. Liberatore
                                --------------------------------------
                                Anthony J. Liberatore, Vice President